Exhibit 10.15

Law Firm P/S N. E. Nielsen Lawyer Our ref 284756-GGI

BUSINESS LEASE AGREEMENT

SUBLESSOR:	Paseco ApS, Danish CVR No 31 36 36 08

LESSEE:	Dandrit Biotech, A/S, Danish CVR No 26 02 73 22

PREMISES:	Bredgade 75, 3rd floor, DK-1263 Copenhagen K

LEASE AGREEMENT

1.	The Parties and the premises

Paseco ApS hereby sublets to:

Dandrit Biotech A/S
Danish CVR No 26 02 73 22

the following premises situated at Bredgade 75, 3rd floor, DK-1263 Copenhagen K.

The premises are fully furnished, including internet access and other effects for general office use.

2.	Use

The premises are to be used for offices and may not, without the written consent of the Sublessor, be used for any other purpose.

3.	Commencement

This Lease Agreement is to commence on 1 March 2014.

4.	Termination

Either Party may terminate the Lease Agreement by 3 months' notice to expire on the first day of any month.

5.	Subletting

The Lessee is not entitled to pass on the right of use to any other party, nor is the Lessee entitled to sublet the premises in whole or in part.

6.	Delivery of possession of the premises

The Lessee is to take possession of the premises as found and inspected by the Lessee in a generally satisfactory state of repair without any expense to the Sublessor.

7.	Monthly payments and deposit

The monthly rent amounts to DKK 10,000 during the period from 1 March 2014 until 30 June 2014. As from 1 July 2014, the rent is to increase to DKK 20,000 per month.

The rent is to be payable monthly in arrears on the first day of each following month.

The first payment is to be made as at 1 April 2014, when rent for the period as from the commencement date until the end of the month of March is to be payable.

Any and all claims arising out of this Agreement or the Danish Business Lease Act are mandatory payments. The Lessee cannot refrain from paying rent or any other amount payable on the due date or deduct any amount from such payment even if it has any counterclaim against the Sublessor.

8.	Utility accounts (heating, water and electricity)

The Sublessor shall arrange for the supply of heating, hot water and electricity. The Lessee shall take its entire consumption of heating, hot water and electricity as instructed by the Sublessor. The expenses in this relation are included in the rent, see Clause 7.

9.	Other expenses and types of expenses

In addition to the rent, see Clause 7, and the expenses specified in Clause 8, the Lessee is to make no further payments to the Sublessor.

10.	Indexation/percentage adjustment

The rent agreed is to be adjusted once a year by the percentage increase in the net consumer-price index. The percentage is to be calculated to two decimal places. The net consumer-price index applied is based on 2000 = 100 and is defined in detail in Danish Consolidated Act No 76 of 3 February 1999.

Accumulated adjustment is to be made on 1 January of each year, based on the rent applicable at the time of adjustment, by the percentage change in the October net consumer-price index. The first adjustment is to be made as at 1 January 2015 based on the percentage change in the net consumer-price index from October 2013 until October 2014.

11.	Adjustment of rent to market rent

Either Party is entitled to demand that the rent be adjusted to the market rent in accordance with the rules set out in section 13 of the Business Lease Act.

12.	Maintenance and renovation

The Sublessor shall be responsible for the interior cleaning and maintenance of the premises. Offices and working places are, however, at all times to be left in a cleared state to enable cleaning and the Sublessor shall, at any time, have access to the premises for the purposes of cleaning and maintenance.

The Sublessor is entitled to arrange for work in as well as outside the premises in accordance with the rules set out in part 5 of the Business Lease Act. Such alterations may be made irrespective of whether they entail any material or permanent change of the appearance of the premises.

13.	Amendment of lease agreement terms - renegotiation - termination

In accordance with the rules set out in section 14 of the Business Lease Act, the Sublessor is entitled to demand amendment of the lease agreement terms and, in this respect, the Parties agree that the Lease Agreement is not comprised by section 62 of the Business Lease Act relating to business protection of leases.

In the event that the Sublessor exercises its right to demand amendment of the lease agreement terms and the Parties cannot reach any agreement on the future terms, the Sublessor is entitled to terminate the Lease Agreement pursuant to section 14(8) of the Business Lease Act.

14.	House rules and use of outdoor areas and common parts

It is for the Lessee to maintain orderliness in and around the premises and to ensure such orderliness in a way that does not infringe on the Sublessor's interests.

The Lessee shall at all times comply with the Sublessor's house rules.

15.	Vacation and delivery of the premises

Upon the end of the Lease Agreement, the Lessee shall, no later than at noon on the day of vacation of the premises, even if a public holiday or a day preceding a public holiday, deliver the premises including any relating effects etc in the same state of repair as at the time of taking possession, ie cleared and clean and in a generally satisfactory state of repair.

Either Party is entitled to demand a joint inspection of the premises, no later 14 days prior to the date of vacation, in order to agree on the extent and performance of the Lessee's repair and restoration obligations. In the event that any repair has not been carried out prior to the delivery of the premises, such repair is to be carried out at the instance of the Sublessor and at the Lessee's expense.

The Parties have agreed that the time limit set out in section 74(2) of the Business Lease Act is to be fixed at 3 months.

16.	VAT

VAT is to be added to all payments under this Lease Agreement at the VAT rate applicable at any time.

17.	Disputes

Any dispute arising out of or in connection with this Lease Agreement is to be brought before the housing tribunal at first instance.

Any dispute relating to the repair obligations imposed on the Lessee under Clause 15 of the Agreement is, however, to be settled by an expert appointed by the Danish Institute of Arbitration.

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This Agreement is to be executed in two originals and each Party is thus to keep one original.

Copenhagen, March 27, 2014	Copenhagen, March 27, 2014
For and on behalf of Paseco Aps,	For and on behalf of Dandrit Biotech A/S,
as the Sublessor:	as the Lessee:

/s/ Ole Abildgaard	/s/ Eric Leire
Ole Abildgaard	Eric Leire

/s/ Niels Erick Nielsen
Niels Erik Nielsen